Exhibit 99.1

Dorian LPG Ltd. Announces Completion of Two Japanese Financing Transactions

STAMFORD, Conn., April 1, 2022 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern and ECO very large gas carriers (“VLGCs”), today announced that it completed two Japanese financing transactions on March 29 and 31, 2022.

On March 29, 2022, Dorian LPG completed a $64.9 million sale and bareboat charter arrangement for its 2015-built VLGC Chaparral, of which $24.0 million was used to prepay a portion of the 2015 AR Facility (as defined in the Company’s most recently filed Form 10-Q), and the balance of which will be used for general corporate purposes. This Japanese financing arrangement has a seven (7) year term plus three (3) option years with no purchase obligation, purchase options beginning on March 29, 2027, and principal and interest totaling $476,500 per month in a mortgage-style debt amortization profile.

On March 31, 2022, Dorian LPG completed a $71.5 million sale and bareboat charter arrangement for its 2016-built VLGC Caravelle resulting in cash proceeds of $50.0 million, of which $24.8 million was used to prepay a portion of the 2015 AR Facility, and the balance of which will be used for general corporate purposes. The financing has a ten (10) year term with purchase options beginning on March 31, 2025, and an average monthly principal and interest payment over the life of the financing of roughly $414,200.

Forward-Looking & Other Cautionary Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs.  Dorian LPG’s fleet currently consists of 22 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com

For further information:

Dorian LPG Ltd.

Ted Young

Chief Financial Officer

(203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.